SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Filed by a Party other than the Registrant    ☐

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☐ Preliminary Proxy Statement	☐ Confidential,for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12

KFORCE INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy statement, if other than Registrant)

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☒	No fee required.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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KFORCE INC.

Notice of Annual Meeting of Shareholders

To Be Held June 15, 2004

Dear Shareholder:

On Tuesday, June 15, 2004, Kforce Inc. will hold its 2004 Annual Meeting of Shareholders at Kforce’s corporate headquarters located at 1001 East Palm Avenue, Tampa, Florida 33605. The Board of Directors cordially invites all shareholders to attend the meeting which will begin at 9:00 a.m., Eastern time.

We are holding this meeting to:

1.	Elect four Class I directors to hold office for a three-year term expiring in 2007; and

2.	Attend to other business properly presented at the meeting.

Your Board of Directors has selected April 12, 2004 as the record date for determining shareholders entitled to vote at the meeting.

This proxy statement, proxy card and Kforce’s 2003 Annual Report to Shareholders are being mailed on or about May 3, 2004. Whether or not you plan to attend the annual meeting, please submit your proxy in any one of the following ways: (1) using the toll-free telephone number shown on the enclosed proxy card; (2) using the Internet website shown on the enclosed proxy card; or (3) completing, signing, and dating the enclosed proxy card and returning it promptly in the enclosed postage-paid envelope.

If you need further assistance, please contact Kforce Investor Relations at (813) 552-5000.

BY ORDER OF THE BOARD OF DIRECTORS

William L. Sanders

Secretary

Tampa, Florida

May 3, 2004

i

QUESTIONS AND ANSWERS

Q:	Why did you send me this proxy statement?

A:	We sent you this proxy statement and the enclosed proxy card because Kforce’s Board of Directors (the “Board”) is soliciting your proxy on behalf of Kforce to vote your shares at the Annual Meeting. This proxy statement summarizes information that we are required to provide to you under the rules of the Securities and Exchange Commission (“SEC”) and which is designed to assist you in voting.

Q:	When is the Annual Meeting and where will it be held?

A:	The Annual Meeting will be held on Tuesday, June 15, 2004 at 9:00 a.m., Eastern time, at Kforce’s corporate headquarters located at 1001 East Palm Avenue, Tampa, Florida 33605.

Q:	What may I vote on?

A:	The election of four Class I directors to hold office for a three-year term expiring in 2007.

Q:	How does Kforce’s Board recommend I vote on the proposal?

A:	The Board recommends a vote FOR each of the proposed nominees.

Q:	Who is entitled to vote?

A:	Only those who owned Kforce common stock at the close of business on April 12, 2004 (the “Record Date”) are entitled to vote at the Annual Meeting.

Q:	How do I vote?

A:	You may vote your shares either in person or by proxy. Whether you plan to attend the meeting and vote in person or not, we urge you to submit your proxy by either: (1) using the toll-free telephone number shown on the enclosed proxy card; (2) using the Internet website shown on the enclosed proxy card; or (3) completing the enclosed proxy card and returning it promptly in the enclosed postage-paid envelope. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the proposal.

Shareholders voting via the Internet should understand that there might be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that the shareholder must bear.

Q:	Can I change my vote?

You have the right to change your vote at any time before the meeting by either:

(1)	notifying Kforce’s corporate secretary that you have revoked your proxy;

(2)	voting in person;

(3)	returning a later-dated proxy card;

(4)	voting through the Internet at http://www.eproxyvote.com/kfrc at a later date; or

(5)	voting through the toll-free telephone number by calling 1-877-PRX-VOTE (1-877-779-8683) at a later date.

Q:	How many shares can vote?

A:	As of the Record Date, 30,849,467 shares of Kforce common stock were issued and outstanding. Every holder of Kforce common stock is entitled to one vote for each share held.

Q:	What is a “quorum”?

A:	A “quorum” is a majority of the outstanding shares. They may be present at the meeting or represented by proxy. There must be a quorum for the meeting to be held. If you submit a properly executed proxy card, even if you abstain from voting, then you will be considered part of the quorum. However, abstentions are not counted in the tally of votes FOR or AGAINST a proposal. A WITHHELD vote is the same as an abstention. If a broker, bank, custodian, nominee or other record holder of Kforce common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, the shares held by that record holder (referred to as “broker non-votes”) will also be counted as present and considered part of a quorum but will not be counted in the tally of votes FOR or AGAINST a proposal.

Q:	What is the required vote for a proposal to pass?

A:	With regard to the proposal for the election of directors, the required vote is a plurality of the votes cast at the meeting.

Q:	How will voting on any other business be conducted?

A:	Although we do not know of any business to be considered at the Annual Meeting other than the proposal described in this proxy statement, if any other business is properly presented at the Annual Meeting, your signed proxy card gives authority to William L. Sanders, Kforce’s Senior Vice President, Secretary and Chief Operating Officer and Michael Blackman, Kforce’s Vice President of Investor Relations, or either of them, to vote on such matters at their discretion.

Q:	When are the shareholder proposals for the next Annual Meeting of Shareholders due?

A:	All shareholder proposals to be considered for inclusion in next year’s proxy statement must be submitted in writing to William L. Sanders, Corporate Secretary, Kforce Inc., 1001 East Palm Avenue, Tampa, Florida 33605, by January 3, 2005. In addition, the proxy solicited by the Board for the 2005 Annual Meeting of Shareholders will confer discretionary authority to vote on any shareholder proposal presented at that meeting, unless we are provided with written notice of such proposal by March 19, 2005.

Q:	Who will pay for this proxy solicitation?

A:	We will pay all the costs of soliciting these proxies, except for costs associated with individual shareholder use of the Internet and telephone. In addition to mailing proxy solicitation materials, our directors and employees may also solicit proxies in person, by telephone or by other electronic means of communication. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our shareholders.

PROPOSAL ON WHICH YOU MAY VOTE

Proposal 1. Election of Directors

The Board has ten directors who are divided into three classes serving staggered three-year terms. The current terms of the three classes of directors expire in 2004 (Class I directors), 2005 (Class II directors) and 2006 (Class III directors). At the Annual Meeting, you and the other shareholders will elect four individuals to serve as directors until the 2007 Annual Meeting. The Board has nominated Richard M. Cocchiaro, Elaine D. Rosen, Ralph E. Struzziero and Howard W. Sutter to stand for election at the Annual Meeting for Class I director seats. Detailed information on each nominee is provided on pages 11-13. Each of the nominees for director is a current member of the Board and has consented to serve on the Board if elected.

The individuals named as proxies will vote the enclosed proxy for the election of Ms. Rosen and Messrs. Cocchiaro, Struzziero and Sutter unless you direct them to withhold your votes. If any nominee becomes unable or unwilling to stand for election, the Board may reduce its size or designate a substitute. If a substitute is designated, proxies voting for the original nominee will be cast for the substituted nominee.

Information About the Board of Directors and Committees

The full Board considers all major decisions. However, the Board has established the following five standing committees so that certain important areas can be addressed in more depth than may be possible in a full Board meeting:

•	Compensation Committee. The Compensation Committee held six meetings in 2003. The Compensation Committee reviews overall compensation and fringe benefit policies and practices; reviews and recommends to the Board the adoption of, or amendments to, stock option, stock-based incentive, or stock purchase plans; approves any grants or awards under any long-term incentive program; and prepares an annual report on our executive compensation policies and practices as may be required by SEC rules. The current members of the Compensation Committee are W. R. Carey, Jr., Mark F. Furlong, Todd W. Mansfield, Elaine D. Rosen (Chairperson) and Ralph E. Struzziero.

•	Audit Committee. The Audit Committee held five meetings in 2003. The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting and reporting practices and such other duties as directed by the Board. The Audit Committee has the sole responsibility for the appointment, compensation, oversight and termination of the independent auditors who audit our financial statements. In carrying out its responsibility, the Audit Committee appoints, provides for the compensation of, and oversees the work of the independent auditors; pre-approves the fees, terms and services under all audit and non-audit engagements; reviews the performance of the independent auditors; and monitors and periodically reviews the independence of the independent auditors by obtaining and reviewing a report from the independent auditors at least annually regarding all relationships between the independent auditors and Kforce.

Other responsibilities of the Audit Committee include reviewing with the internal auditors and the independent auditors their respective annual audit plans, staffing, reports, and the results of their audits; reviewing with management and the independent auditors Kforce’s annual and quarterly financial results, financial statements and results of the independent auditors’ reviews of such financial information; reviewing with the independent auditors any matters of significant disagreement between management and the independent auditors and any other problems or difficulties encountered during the course of the audit and management’s response to such disagreements, problems or difficulties; reviewing with the independent auditors (a) all critical accounting policies and practices used in the audit, (b) all alternative treatments of financial accounting and disclosures within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors, and (c) other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences; and meeting with the independent auditors in executive session to discuss any other matters that the independent auditors believe should be discussed privately.

The Audit Committee also oversees Kforce’s internal assurance function and compliance with procedures for the receipt, retention and treatment of complaints received by Kforce regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by employees of Kforce of concerns regarding accounting or auditing matters.

The current members of the Audit Committee are John N. Allred, W. R. Carey, Jr., and Mark F. Furlong (Chairman). Each member of the Audit Committee is independent within the meaning of Rule 4200(a)(15) of Nasdaq’s listing standards. The Board has determined that Mr. Furlong is an “audit committee financial expert” as defined by SEC rules. The Audit Committee’s responsibilities are more fully set forth in a written charter that was adopted by the Audit Committee as of March 27, 2003 and by the Board on April 8, 2003. A copy of the charter was attached as Appendix A to the Proxy Statement relating to the 2003 Annual Meeting of Shareholders.

•	Nomination Committee. The Nomination Committee did not meet in 2003 although it did meet in early 2004. The Nomination Committee makes recommendations to the Board regarding the size and composition of the Board. The Nomination Committee establishes procedures for the nomination process, recommends candidates for election to our Board and nominates officers for election by the Board.

The current members of the Nomination Committee are John N. Allred, W.R. Carey, Jr. (Chairman), and Elaine D. Rosen, each of whom is independent within the meaning of Rule 4200(a)(15) of Nasdaq’s listing standards. As set forth in the general guidelines established pursuant to its charter, the Nomination Committee strives for directors who will (a) bring to the Board a variety of experience and backgrounds, (b) bring substantial senior management experience, financial expertise and such other skills that would enhance the Board’s effectiveness, and (c) represent the balanced, best interests of our shareholders as a whole and the interests of our stakeholders, as appropriate, rather than special interest groups or constituencies. In selecting nominees, the Nomination Committee assesses independence, character and integrity, potential conflicts of interest, experience, and the willingness to devote sufficient time to carrying out the responsibilities of a director. The Nomination Committee has the authority to retain a search firm to be used to identify director candidates and to approve the search firm’s fees and other retention terms.

The Nomination Committee will consider nominees for the Board that are proposed by our shareholders. The same identifying and evaluating procedures apply to all candidates for director nomination, including candidates submitted by shareholders. Any shareholder who wishes to recommend a prospective nominee for the Board, for the Nomination Committee’s consideration, may do so by giving the candidate’s name and qualifications in writing to William L. Sanders, Corporate Secretary, Kforce Inc., 1001 East Palm Avenue, Tampa, Florida 33605. The Nomination Committee’s responsibilities are more fully set forth in a written charter that was adopted by the Nomination Committee and by the Board. A copy of the charter is available on the Investor Relations page of our website at http://www.kforce.com.

•	Corporate Governance Committee. The Corporate Governance Committee was created in April 2004. The purpose of the Corporate Governance Committee is to encourage and enhance communication among independent directors. The committee consists of all directors of the Board who are “independent” under Nasdaq and SEC rules. The current members of the Corporate Governance Committee are John N. Allred, W.R. Carey, Jr., Mark F. Furlong, Todd W. Mansfield, Elaine D. Rosen, Ralph E. Struzziero (Chairman) and A. Gordon Tunstall.

•	Executive Committee. The Executive Committee held no meetings in 2003. The Executive Committee has the authority to act in place of the Board on all matters which would otherwise come before the Board, except for such matters which are required by law or by our Articles of Incorporation or Bylaws to be acted upon exclusively by the Board. The current members of the Executive Committee are Richard M. Cocchiaro, David L. Dunkel (Chairman), Todd W. Mansfield, Howard W. Sutter and A. Gordon Tunstall.

The Board met six times during 2003. Each director attended at least 75% of the total number of meetings of (a) the Board (held during the period for which they were a director) and (b) the Committees on which they served (during the periods that they served).

Communications with Board of Directors

Shareholders may communicate with the full Board or individual directors by submitting such communications in writing to William L. Sanders, Corporate Secretary, Kforce Inc., 1001 East Palm Avenue, Tampa, Florida 33605. Such communications will be delivered directly to the Company’s Board of Directors.

Kforce has no formal policy on director attendance at the Annual Meeting of Shareholders. Two Board members attended Kforce’s 2003 Annual Meeting of Shareholders.

Code of Ethics

The Board has adopted a Code of Ethics and Business Conduct that is applicable to all employees of Kforce, including the chief executive officer, chief financial officer and chief accounting officer. The Code of Ethics and Business Conduct is available on the Investor Relations page of our website at http://www.kforce.com.

Compensation of Directors

Directors who are not employees receive an annual retainer of $15,000 plus $2,000 for each Board meeting attended with a duration of 30 minutes or longer, and $2,000 for each committee meeting attended. The chairman of the Audit Committee receives an additional $10,000 per year and the chairperson of the Compensation Committee receives an additional $7,500 per year. All other committee chairmen receive an additional $5,000 per year. Directors are given the choice of receiving stock options in lieu of cash for their annual retainer. All non-employee directors also receive a yearly grant of options to purchase 5,000 shares of our common stock and receive reimbursement of out-of-pocket expenses incurred in connection with meetings of the Board or committees. No director who is an employee receives separate compensation for services rendered as a director. During 2003, non-employee directors received options to purchase shares of Kforce common stock as set forth in the table below.

	2003 Stock Option Grants to Non- Employee Directors
Name	Number of Securities Underlying Options Granted	Exercise or Base Price	Expiration Date
John N. Allred	5,000	$4.365	6/16/2013
W.R. Carey, Jr.	5,000	$4.365	6/16/2013
W.R. Carey, Jr.	9,132	$4.365	7/11/2013
Mark F. Furlong	5,000	$4.365	6/16/2013
Todd W. Mansfield	5,000	$4.365	6/16/2013
Elaine D. Rosen	5,000	$4.365	6/16/2013
Ralph E. Struzziero	5,000	$4.365	6/16/2013
Ralph E. Struzziero	6,849	$4.365	6/30/2013
A. Gordon Tunstall	5,000	$4.365	6/16/2013

Vote Required; Recommendation

The four nominees for election as Class I directors will be elected at the meeting by a plurality of all the votes cast at the meeting, meaning that the four nominees for Class I director who receive the most votes will be elected. A properly executed proxy marked to withhold authority with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. The Board recommends a vote FOR each of the nominees for election as director.

STOCK OWNERSHIP

The following table shows the amount of Kforce common stock beneficially owned (unless otherwise indicated) as of April 12, 2004 by (1) any person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (2) our directors, (3) our executive officers named in the Summary Compensation Table below, and (4) all of our directors and executive officers as a group.

	Shares of Kforce Common Stock Beneficially Owned
	Number(1)(2)(3)	Percent
Directors and Other Named Executive Officers
David L. Dunkel	4,561,636	14.2%
John N. Allred	91,858	*
W.R. Carey, Jr.	123,774	*
Richard M. Cocchiaro	1,820,069	5.9%
Mark F. Furlong	36,955	*
Derrell E. Hunter	—	*
Joseph J. Liberatore	404,947	1.3%
Todd W. Mansfield	50,000	*
Ken W. Pierce	216,468	*
Elaine D. Rosen	1,000	*
William L. Sanders	906,012	2.9%
Ralph E. Struzziero	169,169	*
Howard W. Sutter	1,767,321	5.7%
A. Gordon Tunstall	90,000	*
All directors and executive officers as a group (14 persons)	10,239,209	30.1%

Shareholders (4)
Dimensional Fund Advisors Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, California 90401	1,864,436	6.0%
FleetBoston Financial Corporation 100 Federal Street Boston, Massachusetts 02110	2,215,706	7.2%
Strong Capital Management Inc. 100 Heritage Reserve Menomonee Falls, Wisconsin 53051	3,265,087	10.6%
T. Rowe Price Associates, Inc 100 East Pratt Street Baltimore, Maryland 21202	1,747,056	5.7%

*	Less than 1% of the outstanding common stock

(1)	Includes the number of shares subject to purchase pursuant to currently exercisable options or options exercisable within 60 days of April 12, 2004 as follows: Mr. Dunkel, 1,384,334; Mr. Allred, 60,718; Mr. Carey, 123,774; Mr. Cocchiaro, 29,837; Mr. Furlong, 19,855; Mr. Liberatore, 382,867; Mr. Mansfield, 50,000; Mr. Pierce, 154,834; Mr. Sanders, 756,334; Mr. Struzziero, 27,004; Mr. Sutter, 98,101; and Mr. Tunstall, 90,000.
(2)

Includes 34,000 shares as to which beneficial ownership is disclaimed as follows: Mr. Dunkel, 15,000 (shares held by spouse) and Mr. Cocchiaro, 19,000 (shares held by spouse). Also includes 2,945,979 shares as to which voting and/or investment power is shared or controlled by another person and as to which beneficial ownership is not disclaimed, as follows: Mr. Dunkel, 1,269,231 (shares held by former spouse);

Mr. Cocchiaro, 39,200 (shares held by mother), 11,540 (shares held by a son) and 11,540 (shares held by a son); Mr. Struzziero, 1,987 (shares held by spouse), 7,665 (shares held by a son) and 4,500 (shares held by a son); and Mr. Sutter, 5,000 (shares held by spouse) and 1,595,316 (shares held by Sutter Investments Ltd. of which H.S. Investments, Inc. is the sole general partner).

(3)	Includes the number of shares of restricted stock that are beneficially owned as follows: Mr. Dunkel, 136,754; Mr. Cocchiaro, 12,476; Mr. Liberatore, 67,793; Mr. Pierce, 52,596; Mr. Sanders, 87,347; and Mr. Sutter, 30,736.
(4)	The number of shares shown in the table is based upon certain Schedule 13Gs (or amendments thereto) filed with the SEC.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Kforce directors, executive officers and persons holding more than ten percent of our common stock to file reports of ownership and changes in ownership of the common stock with the SEC. The directors, officers and ten percent shareholders are required by the SEC regulations to furnish us with copies of all Section 16(a) reports that they file. The SEC has designated specific due dates for these reports and we must identify in this proxy statement those persons who did not file these reports when due.

Based solely on our review of copies of the reports received by us and written representations from certain reporting persons, we believe that all directors, executive officers and persons holding more than ten percent of our common stock were in compliance with their filing requirements, with the exception of (a) one periodic acquisition of Kforce phantom stock by David M. Kelly through automatic payroll deduction that was reported late on Form 4, (b) three periodic acquisitions of Kforce phantom stock by Mr. Pierce through automatic payroll deduction that were reported late on Form 4, (c) nineteen periodic acquisitions of Kforce phantom stock by Mr. Sanders through automatic payroll deduction that were reported late on Form 4, and (d) a grant of options to purchase Kforce common stock to Mr. Sutter that was reported late on Form 5.

INDEPENDENT AUDITORS

Our consolidated financial statements for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, independent auditors. The Audit Committee of the Board is scheduled to select, later this year, the independent auditors to perform our audit for the year ending December 31, 2004; accordingly, no independent auditor has yet been selected for the year ending December 31, 2004, although Deloitte & Touche LLP has been engaged to provide review services in connection with the quarter ended March 31, 2004. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting of Shareholders in order to respond to appropriate questions and to make any other statement deemed appropriate.

Audit Fees

Fees for audit services totaled $201,500 in 2003 and $170,000 in 2002, including fees associated with the annual audit and the review of our financial statements included in our Quarterly Reports on Form 10-Q.

Audit Related Fees

Fees for audit related services totaled $56,713 in 2003 and $58,930 in 2002. Audit related services principally include assurance and related services by the independent auditors that are reasonably related to the performance of the audit or review of our financial statements or other filings that are not captured under the fees for audit services. These services included financial statement audits of our employee benefit plans; consultations as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, Financial Accounting Standards Board (FASB), and other regulatory or standard-setting bodies; internal control reviews, including consultation, under Section 404 of the Sarbanes-Oxley Act of 2002; due diligence services related to mergers/acquisitions, dispositions, and discontinued operations; and audits and accounting consultation related to mergers and acquisitions.

Tax Fees

Fees for tax services, including tax compliance, tax advice and tax planning, totaled $14,565 in 2003 and $17,968 in 2002. The services rendered in 2003 included consultations and advice related to the tax consequences of mergers/acquisition and in 2002 included consultations and advice related to the tax consequences of mergers/acquisitions, dispositions, and discontinued operations and transaction cost recovery services.

All Other Fees

Fees for all other services not described above totaled $100 in 2003 and $70,174 in 2002. The 2003 fees were related to an educational seminar attended by an accounting employee. The 2002 fees were for consultation and assistance with the development of a shared services center, internal audit assistance, and consultation and assistance on various other matters.

The Audit Committee considered whether Deloitte & Touche LLP’s provision of the above non-audit services is compatible with maintaining such firm’s independence and satisfied itself as to Deloitte & Touche LLP’s independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors in order to assure that the provision of such services does not impair the auditors’ independence. These services may include audit services, audit related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific limit above which separate pre-approval is required. Management is required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. During fiscal year 2003, 100% of audit related services and tax services were pre-approved by the Audit Committee in accordance with this policy. The Audit Committee adopted a revised, but similar, policy in February 2004.

AUDIT COMMITTEE REPORT

Audit Committee Report

Kforce Inc.’s Audit Committee is composed of three directors, each of whom the Board has determined to be independent for purposes of both Rule 4200(a)(15) of Nasdaq’s listing standards and SEC rules. The Audit Committee assists the Board in general oversight of Kforce Inc.’s financial accounting and reporting process, system of internal control and audit process.

Kforce Inc.’s management has primary responsibility for preparing Kforce Inc.’s financial statements and its financial reporting process. Kforce Inc.’s independent auditors, Deloitte & Touche LLP, are responsible for auditing Kforce Inc.’s financial statements and for expressing an opinion whether Kforce Inc.’s audited financial statements present fairly, in all material respects, our financial position, results of operations and cash flows, in conformity with accounting principles generally accepted in the United States of America.

In this context, the Audit Committee reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements with Kforce Inc.’s management.

2. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61 (Codification of Statements on Audit Standards AU §380) Communications with Audit Committees.

3. The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with the independent auditors their independence. The Audit Committee has considered whether the provision of other non-audit services is compatible with the independent auditors’ independence, and satisfied itself as to the auditors’ independence.

4. Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board that the audited financial statements be included in Kforce Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, for filing with the SEC.

Submitted by the Audit Committee

Mark F. Furlong (Chairman)

John N. Allred

W.R. Carey, Jr.

DIRECTORS AND EXECUTIVE OFFICERS

Set forth below is certain information as of April 12, 2004, concerning our executive officers, continuing directors, and nominees for election as directors.

Name	Position(s)	Age	Year First Became a Director
David L. Dunkel	Chairman, Chief Executive Officer, President and Class III Director	50	1994

John N. Allred	Class II Director	57	1998

W.R. Carey, Jr.	Class III Director	56	1995

Richard M. Cocchiaro*	Class I Director (nominee for a term expiring in 2007)	49	1994

Mark F. Furlong	Class III Director	47	2001

Derrell E. Hunter	Chief Financial Officer	54	—

Joseph J. Liberatore	Senior Vice President and Chief Talent Officer	41	—

Todd W. Mansfield	Class II Director	46	1997

Ken W. Pierce	Senior Vice President and Chief Marketing Officer	46	—

Elaine D. Rosen*	Class I Director (nominee for a term expiring in 2007)	51	2003

William L. Sanders	Senior Vice President, Secretary and Chief Operating Officer	57	—

Ralph E. Struzziero*	Class I Director (nominee for a term expiring in 2007)	59	2000

Howard W. Sutter*	Vice President and Class I Director (nominee for a term expiring in 2007)	55	1994

A. Gordon Tunstall	Class II Director	59	1995

*	Standing for election.

David L. Dunkel has served as Kforce’s Chairman, Chief Executive Officer and a director since its formation in 1994 and as President since 1999. Prior to August 1994, he served as President and Chief Executive Officer of Romac-FMA, one of Kforce’s predecessors, for 14 years. Mr. Dunkel’s prior experience includes three years service as an accountant with Coopers & Lybrand in Boston, Massachusetts.

John N. Allred has served as a director of Kforce since April 1998. Mr. Allred has served as President of A.R.G., Inc., a provider of temporary and permanent physicians located in the Kansas City area since January 1994. Prior to that time, Mr. Allred served in various capacities with Source Services Corporation (“Source”) prior to its merger with Kforce in 1998, including Branch Manager of the Kansas City branch (1976-1983), Regional Vice President (1983-1987) and Vice President (1987-1993). Mr. Allred served as a director of Source from August 1992 until November 1993 and from September 1994 to April 1998. Prior to joining Source, Mr. Allred held various positions, including Manager of Data Processing Services and Systems Analyst with Systec Data Management.

W. R. Carey, Jr. has served as a director of Kforce since October 1995. He is currently the Chairman and Chief Executive Officer of Corporate Resource Development, Inc., an Atlanta, Georgia based sales and marketing consulting and training firm which began in 1981 and assists some of America’s largest firms in design, development, and implementation of strategic and tactical product marketing. Mr. Carey serves on the Board of Directors of Outback Steakhouse, Inc. and is also the National Chairman of the Council of Growing Companies.

Richard M. Cocchiaro has served as a director of Kforce since its formation in August 1994. He currently serves as a Vice President of National Accounts (since 2000) and served as the Vice President of Strategic Alliances for kforce.com Interactive (1999) and National Director of Strategic Solutions within Kforce’s emerging technologies group (1994-1999). Prior to August 1994, he was a Vice President with Romac-FMA and Division President of Romac-FMA’s Chicago Search Division (1985-1994) and Romac-FMA’s Tampa Search Division (1981-1985). Mr. Cocchiaro’s prior experience includes service as an accountant with Coopers & Lybrand in Boston.

Mark F. Furlong has served as a director of Kforce since July 2001. He currently serves as the Executive Vice President and Chief Financial Officer of Marshall & Ilsley Corporation (since April 2001) and effective July 1, 2004 will serve as President of M&I Marshall & Ilsley Bank. Mr. Furlong served as the Executive Vice President and Chief Financial Officer of Old Kent Financial Corporation from 1998 to 2001. From 1992 to 1998, Mr. Furlong served as the First Vice President and Director of Corporate Development/Commercial Lending at H.F. Ahmanson & Co. Mr. Furlong’s prior experience includes service as an audit partner with Deloitte & Touche LLP.

Derrell E. Hunter has served as Kforce’s Chief Financial Officer since September 2003. Prior to joining Kforce, Mr. Hunter served at iOnosphere, Inc., a privately-owned telecommunications company based in Greenville, South Carolina, from January 2001 until September 2003, initially as Executive Vice President and Chief Financial Officer and then as President and Chief Operating Officer after May 2002. From 1992 to 2000, Mr. Hunter served as President and Chief Financial Officer of GolfSouth LLC, a privately-owned golf course development, ownership and management company based in Greenville, where he was responsible for all financial and administrative functions. Mr. Hunter previously served with KPMG from 1972 to 1992, including eleven years as an audit partner, in Charlotte, New York City, and Greenville. Mr. Hunter held the position of managing partner of KPMG’s Greenville office from 1986 to 1992.

Joseph J. Liberatore has served as Kforce’s Senior Vice President since June 2000, Chief Talent Officer since September 2001 and Chief Sales Officer from September 2000 to August 2001. Mr. Liberatore previously served as President of kforce.com Interactive (1999-2000), as Regional Vice President for Kforce’s Southeast and Mid-Atlantic region (1996-1999), and Vice President of Kforce’s Tampa IT Search (1994-1996).

Todd W. Mansfield has served as a director of Kforce since April 1997. Since July 1999, Mr. Mansfield has been Chief Executive Officer and a Director of Crosland, Inc., a diversified regional investment and development company headquartered in Charlotte, North Carolina. Previously, Mr. Mansfield was Managing Director of Security Capital Group Incorporated and responsible for operating oversight of the company’s private equity investments in Europe (1997-1999). Mr. Mansfield also served with The Walt Disney Company, where he was Executive Vice President of the Disney Development Company and the President of The Celebration Company (1986-1997).

Ken W. Pierce has served as Kforce’s Chief Marketing Officer responsible for the development and implementation of an integrated strategic marketing and communications plan since December 1999 and served as Kforce’s Chief Sales and Marketing Officer from September 2001 to December 2002. Prior to joining Kforce, he was Senior Vice President of Marketing for Homestead Village, Inc., a $1.2 billion extended stay lodging company (1997-1999) and held the positions of Director of Strategic Planning and Vice President of Relationship Marketing for Bass Hotels and Resorts (1982-1997).

Elaine D. Rosen has served as a director of Kforce since June 2003. Since December 2001, Ms. Rosen has served as the Chair of the Capital Campaign for Preble Street Resource Center, a collaborative for the homeless and low income community in Portland, Maine, a volunteer position. From 1975 to March 2001, Ms. Rosen held a number of positions with Unum Life Insurance Company of America, most recently as President (1997-1999) and as Executive Vice President of UnumProvident after Unum’s merger with the Provident Company (1999-2001). Ms. Rosen serves as trustee or director of several non-profit organizations and is also a director of AAA of Northern New England, a travel club serving Maine, New Hampshire and Vermont, and Downeast Energy Corp., a provider of heating products and building supplies, and is a trustee of The Kresge Foundation.

William L. Sanders has served as Kforce’s Chief Operating Officer since December 2002 and Senior Vice President and Secretary since April 1999. From April 1999 to September 2003, Mr. Sanders also served as Kforce’s Chief Financial Officer. Prior to joining Kforce, he was Chief Financial Officer and Treasurer of Old Kent Financial Corporation (1997-1998), Chief Financial Officer of Bank Plus Corporation (1995-1997) and Chief Financial Officer of H.F. Ahmanson & Co. (1992-1994). Mr. Sanders’ prior experience also includes serving as a partner with Deloitte & Touche LLP.

Ralph E. Struzziero has served as a director of Kforce since October 2000. Since 1995, Mr. Struzziero has operated an independent business consulting practice and since 1997 has served as an adjunct professor at the University of Southern Maine. Mr. Struzziero previously served as Chairman (1990-1994) and President (1980-1994) of Romac & Associates, Inc., one of Kforce’s predecessors. Mr. Struzziero is also currently a director of AAA of Northern New England, a travel club serving Maine, New Hampshire and Vermont, Downeast Energy Corp, a provider of heating products and building supplies, and Cymri, Inc., which operates job boards in Maine, New Hampshire and Vermont through JobsintheUS.com.

Howard W. Sutter has served as Kforce’s Vice President and a director since its formation in August 1994. Prior to August 1994, Mr. Sutter served as Vice President of Romac-FMA (1984-1994), and Division President of Romac-FMA’s South Florida location (1982-1994). Mr. Sutter’s prior experience includes three years as Vice President and Controller of a regional airline and six years as an accountant with Coopers & Lybrand in Philadelphia.

A. Gordon Tunstall has served as a director of Kforce since October 1995. He is the founder of, and for more than 20 years has served as President of, Tunstall Consulting, Inc., a provider of strategic consulting and financial planning services. Mr. Tunstall is also currently a director of Xcellerex, LLC, a provider of pharmaceutical services, and JLM Industries, Inc., a specialty chemical distribution company. Previous directorships have been Orthodontics Center of America, Inc. and Discount Auto Parts, Inc.

EXECUTIVE COMPENSATION

Presented below is certain information concerning total compensation earned or paid to: (1) the Chief Executive Officer; and (2) the four other most highly compensated executive officers whose annual salaries and bonuses exceeded $100,000 during 2003 (the “Named Executive Officers”).

Summary Compensation Table

The following table sets forth certain compensation information for the Named Executive Officers.

Name and Principal Position	Fiscal Year	Annual Compensation (1)				Restricted Stock Awards (3)		Securities Underlying Options	All Other Compensation (4)
		Salary (2)		Bonus
David L. Dunkel Chairman, Chief Executive Officer and President	2003 2002 2001	$ $ $	575,000 375,000 500,000	$ $ $	977,500 281,250 0	$ $ $	151,821 250,002 0	190,000 286,000 286,000	$ $ $	0 0 0

Joseph J. Liberatore Senior Vice President and Chief Talent Officer	2003 2002 2001	$ $ $	310,000 232,500 310,000	$ $ $	331,313 165,000 0	$ $ $	81,851 154,998 75,128	67,000 100,000 100,000	$ $ $	0 0 0

Ken W. Pierce Senior Vice President and Chief Marketing Officer	2003 2002 2001	$ $ $	275,000 213,750 225,000	$ $ $	283,594 112,222 0	$ $ $	72,610 112,500 88,905	67,000 75,000 75,000	$ $ $	24,019 10,407 0

William L. Sanders Chief Operating Officer, Senior Vice President and Secretary	2003 2002 2001	$ $ $	400,000 262,500 350,000	$ $ $	603,000 196,875 0	$ $ $	105,615 174,999 184,399	100,000 150,000 150,000	$ $ $	4,000 0 0

Howard W. Sutter (5) Vice President	2003 2002 2001	$ $ $	191,666 138,750 185,000	$ $ $	177,100 34,688 0	$ $ $	39,076 92,498 0	40,000 0 25,000	$ $ $	5,262 1,139 0

(1)	The aggregate amount of perquisites and other personal benefits received by the Named Executive Officer in addition to the amounts shown as Salary and Bonus, if any, did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each Named Executive Officer and has therefore been omitted.
(2)	Includes any amount deferred by the Named Executive Officer pursuant to our deferred compensation plan. Each of the Named Executive Officers voluntarily reduced their annual salary in 2002 in exchange for restricted stock.
(3)	At the end of 2003, Messrs. Dunkel, Liberatore, Pierce, Sanders and Sutter held 98,424, 56,943, 45,716, 68,677 and 30,736 shares of restricted stock, respectively, with an aggregate value of $920,264, $532,417, $427,445, $642,130 and $287,382, respectively.
(4)	Includes the amount contributed by us to the account of each Named Executive Officer under our deferred compensation plan.
(5)	Mr. Sutter was neither the Chief Executive Officer nor one of the four most highly compensated executive officers whose annual salaries and bonuses exceeded $100,000 during 2001.

Option Grants During 2003

The following table sets forth information concerning options granted to the Named Executive Officers during 2003:

	2003 Stock Option Grants (1)				Potential Realizable Value At Assumed Annual Rates Of Stock Price Appreciation For Option Term (2)
Name	Options Granted	Percent of 2003 Options Granted to Employees	Exercise or Base Price	Expiration Date	Assumed Rate 5%	Assumed Rate 10%
David L. Dunkel	190,000	21%	$2.85	01/31/2013	$340,546	$863,012
Joseph J. Liberatore	67,000	7%	$2.85	01/31/2013	$120,087	$304,325
Ken W. Pierce	67,000	7%	$2.85	01/31/2013	$120,087	$304,325
William L. Sanders	100,000	11%	$2.85	01/31/2013	$179,235	$454,217
Howard W. Sutter	40,000	4%	$4.21	05/06/2013	$105,906	$268,386

(1)	Each of these options was granted pursuant to the Kforce Stock Incentive Plan and is subject to the terms of this plan. As long as the optionee maintains continuous employment with us, all of the options with an expiration date in 2013 vest according to the following schedule: end of year one: 33 1/3%; end of year two: 33 1/3%; and end of year three: 33 1/3%.
(2)	Potential gains are net of the exercise price but before taxes associated with the exercise. Amounts represent hypothetical gains that could be achieved for the respective options if they were exercised at the end of the option term. The assumed 5% and 10% rates of stock appreciation are based on appreciation from the exercise price per share. These rates are provided in accordance with the rules of the SEC and do not represent our estimate or projection of our future common stock price. Actual gains, if any, on stock option exercises are dependent on our future financial performance, overall stock market conditions and the option holder’s continued employment through the vesting period.

Restricted Stock Issuances

In 2003, 149,825 shares of restricted stock were issued to the Named Executive Officers. The shares vest over a two year period.

Option Exercises During Fiscal Year 2003 and Fiscal Year End Option Values

None of the Named Executive Officers exercised options during fiscal year 2003. The table below shows the number and value of their exercisable and unexercisable options as of December 31, 2003. There are no outstanding stock appreciation rights.

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2003		Value of Unexercised In-The-Money Options at December 31, 2003 (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
David L. Dunkel	—	—	1,139,867	514,133	$2,171,692	$2,720,053
Joseph J. Liberatore	—	—	297,200	180,333	$563,902	$954,748
Ken W. Pierce	—	—	85,000	152,000	$353,625	$824,939
William L. Sanders	—	—	628,000	270,000	$1,193,500	$1,428,875
Howard W. Sutter	—	—	76,434	48,333	$129,127	$254,411

(1)	The closing price for Kforce common stock as reported on Nasdaq on December 31, 2003 was $9.35. Value of unexercisable and exercisable options is calculated on the basis of the difference between the option exercise price and $9.35 multiplied by the number of shares of Kforce common stock to which the exercise relates.

Employment and Severance Contracts

We are a party to employment agreements with Messrs. Dunkel, Liberatore, Pierce, Sanders and Sutter effective July 1, 2003. These agreements are for a rolling period of two years and 364 days for Messrs. Dunkel, Liberatore and Sanders, two years for Mr. Pierce, and one year for Mr. Sutter, and provide for an annual base salary and certain other benefits. Each employment agreement provides that the executive is entitled to severance if his employment is terminated by us “without cause” or if the executive resigns for “good reason” (as defined in the employment agreements). In such case, the executive would receive a lump sum payment equal to his base salary from the date of termination for a period of 2.99 years plus the average of the last three years bonuses with respect to Mr. Dunkel, two years plus the average of the last three years bonuses with respect to Messrs. Sanders and Liberatore, two years plus the average of the last two years bonuses with respect to Mr. Pierce, and one year plus the average of the last two years bonuses with respect to Mr. Sutter. The employment agreements also provide that upon a change in control of Kforce, in conjunction with a termination of the executive “without cause” or the executive’s resignation for “good reason,” each executive would be entitled to receive a lump sum payment equal to 2.99 times the executive’s annual salary plus the average of the last three years bonuses with respect to Messrs. Dunkel, Sanders and Liberatore, and two times the executive’s annual salary plus the average of the last two years bonuses with respect to Messrs. Pierce and Sutter, subject to certain limitations. In general, a change in control is defined by the employment agreements to be any replacement of 50% or more of the directors, certain extraordinary corporate occurrences, such as a merger or other business combination involving Kforce, a sale of all or substantially all of Kforce’s assets, a solicitation of proxies other than by our management or the Board, or an acquisition by a person or group of 25% or more of Kforce stock (excluding certain acquisitions by us, certain of our benefit plans, entities controlled by us and acquisitions by David L. Dunkel or his family members). Each agreement contains a restrictive covenant, which continues for two years following termination.

Compensation Committee Interlocks and Insider Participation

During 2003, the Compensation Committee consisted of Messrs. Carey, Mansfield and Struzziero. Mr. Struzziero served as the Chairman (1990-1994) and President (1980-1994) of Romac & Associates, Inc., a company we acquired in 1994. None of the other members of the Compensation Committee is currently or was formerly an officer or an employee of Kforce or its subsidiaries.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Introduction and Background

The following report is provided in accordance with SEC rules and covers compensation policies applicable to the executive officers of Kforce for 2003. The report has been approved by the members of the Compensation Committee of the Board of Directors of Kforce and the Board of Directors. During 2003, the Compensation Committee was comprised of three “outside directors” within the meaning of Section 162(m) of the Code who are not employees of Kforce. The Compensation Committee met six times during 2003.

The Compensation Committee is responsible for setting Kforce’s compensation principles that serve to guide the design of its executive compensation program. The Compensation Committee is also responsible for recommending to the Board of Directors the compensation levels of the Chief Executive Officer and for approving the compensation levels of certain other senior executives, including the other “Named Executive Officers” listed in the Summary Compensation Table. The Compensation Committee annually benchmarks the ongoing competitiveness of Kforce’s executive compensation program in order to evaluate whether it is achieving the desired goals and objectives summarized in this report. In undertaking this annual review, the Compensation Committee considers the advice of independent, outside consultants in determining whether the amounts and types of compensation Kforce pays its executive officers are appropriate and to provide counsel and make recommendations to the Committee.

The Compensation Committee makes every effort to maintain independence and objectivity. The Committee meets in executive session (excluding the CEO) from time to time where discussions or decisions regarding executive pay take place. The Compensation Committee is committed to 1) staying informed of current issues and emerging trends, 2) ensuring that Kforce’s executive compensation program remains aligned with best practices, and 3) establishing and maintaining an executive compensation program that is consistent with shareholder interests while being responsive to executive needs.

Executive Compensation Philosophy and Guiding Principles

Kforce’s executive compensation philosophy is to attract, motivate and retain highly qualified executives who are able to maximize shareholder value. In seeking to carry out this philosophy and employ highly qualified executives, the Compensation Committee has embraced certain principles intended to guide compensation design and administrative decisions made by the Board, the Committee and management.

1 – Compensation should be directly aligned with performance.

Executive compensation levels should be commensurate with Kforce’s performance and shareholder return. The annual incentive program incorporates profitable growth measures that the Compensation Committee believes will increase long-term shareholder value. For each measure, incentive awards can be at, above or below target levels based on actual versus planned results, with no payments made if performance does not meet a minimum threshold level. Long-term incentive awards should be tied directly to stock price appreciation and, possibly, other performance measures which the Compensation Committee believes correlate with long-term increases in Kforce’s stock price.

2 – Pay opportunities and program design should be competitive with market practice.

Attracting and retaining key management talent are critical to the success of a staffing firm in which people represent the true “assets” of the company. Understanding competitive market pay levels is essential to hiring and keeping qualified executives. It also is important to be knowledgeable of best practices and how comparable organizations compensate their executives. The Committee works with independent advisors to annually review Kforce’s pay levels against those of comparable organizations and to provide the Committee with information as to emerging trends and issues impacting executive compensation.

The Compensation Committee reviews compensation data from several independent sources to determine whether Kforce’s total compensation program continues to be competitive. Kforce’s competitive market for executive talent is primarily professional organizations. However, the Compensation Committee also reviews pay data for other comparably sized professional service organizations because Kforce generally requires skills from a more varied set of backgrounds. Total pay levels for Named Executive Officers are targeted between the 50th percentile (median) and the 75th percentile of the industry average for named executives when performance goals are achieved.

3 – Short and long-term performance should be effectively balanced through incentive compensation.

Kforce’s compensation program seeks to balance the focus of employees on achieving the challenging short-term results while seeking to ensure Kforce’s long-term success. In an effort to balance these perspectives, Kforce’s employees are regularly provided with both annual and long-term incentives. The balance is weighted toward the long-term incentive plan for higher levels of responsibility because employees in leadership roles have the greatest influence on Kforce’s long-term interests.

4 – Share ownership should be promoted.

Kforce’s executives should have a personal financial stake directly aligned with the interests of Kforce’s shareholders. Long-term incentives provide an equity stake to executive officers in the form of stock options and full value awards such as restricted stock. Executives can also increase their equity ownership levels by receiving stock in lieu of cash compensation (at the Compensation Committee’s discretion). In addition, all employees are eligible to purchase stock through the Employee Stock Purchase Plan. While no formal ownership guidelines are currently in place, the Compensation Committee will continue to monitor executive officer’s stock ownership levels to ensure they have a meaningful equity stake. Several of the Named Executive Officers currently have significant equity ownership levels. If deemed necessary, Kforce will consider introducing formal ownership guidelines or mandatory holding periods following option exercise / awards vesting in the future.

5 – Kforce considers the tax deductibility of executive compensation as appropriate.

In determining executive compensation, the Compensation Committee considers, among other factors, the possible tax consequences to Kforce. However, tax consequences, including without limitation, tax deductibility, are subject to many factors (such as changes in the tax laws and regulations or interpretations of such laws and regulations, and the timing and nature of various decisions by executives regarding options and other rights) that are beyond the control of the Compensation Committee or Kforce. In addition, the Compensation Committee believes that it is important for it to retain maximum flexibility in designing compensation programs that meet its stated objectives. For all of the foregoing reasons, the Compensation Committee, while considering tax deductibility as one of its factors in determining compensation, will not limit compensation to those levels or types of compensation that will be deductible. The Compensation Committee will consider alternative forms of compensation, consistent with its compensation goals, that preserve deductibility.

We have structured the Stock Incentive Plan so that gains from the exercise of stock options will be fully deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code of 1986, as amended. However, certain forms of compensation cannot be deducted, such as salary, the value of perquisites, discretionary bonuses, and restricted stock awards, to the extent that the value of these compensation components exceed $1 million. The Committee reserves the right to use such forms of compensation to the extent deemed to be in the interests of our shareholders even if such may result in less than their full tax deductibility.

Compensation Components and Market Positioning

Kforce seeks to provide substantial pay opportunities to be realized if it attains substantial performance success, particularly as relates to stock price gains. In essence, the Committee supports the notion that the pay percentile rank should seek to match, but not exceed, Kforce’s performance percentile rank. Each component of pay has its role and is described as follows:

Base Salaries

Consistent with Kforce’s compensation strategy, which seeks to minimize fixed costs and maximize the percentage of “at risk” performance-based pay for senior executives, base salaries for Named Executive Officers are targeted at the 50th percentile of competitive practices as compared with similar positions at comparable companies. Salary levels also reflect past performance, expected future contributions, and the experience level of each incumbent.

Annual Incentive Compensation

Annual incentives are targeted at the 67th percentile of competitive practices and will result in total cash compensation at approximately the 60th percentile when challenging performance goals are met. Actual total cash compensation will be at, above, or below targeted levels, based on actual versus planned performance results. Targeting pay above the market median will promote retention while requiring the fulfillment of challenging performance goals. All executives participate in the annual incentive program, which is based on corporate, unit and individual performance. For 2004, the corporate measures for funding annual incentives will be earnings per share, revenue growth and selected business objectives. The goal-setting process takes into consideration internal budgets, past performance, market expectations and competitor performance.

Long-Term Incentives

Long-term incentives are targeted at the 60th percentile of competitive practices and are intended to align executive and shareholder interests. Annual stock option grants represent the primary form of long-term incentives for executive officers. Stock options granted in 2003 have an exercise price equal to the grant date fair market value, vest in three equal annual installments, and expire 10 years from the date of grant. In 2003, executives received 25% of their target award opportunities in the form of restricted stock, which vest two years from date of grant. Restricted stock grants require fewer shares than do stock options to deliver a target award value and serve as a useful retention device.

In order to limit potential shareholder dilution from equity plans and better manage share reserves, equity grant run rates were capped at 4% of common shares outstanding in 2003. Going forward, run rates will vary with Kforce’s performance, ranging from 2% to 4% of common shares outstanding.

Compensation of the Chief Executive Officer

During 2003, Mr. Dunkel’s salary was increased to $575,000, representing the first increase since 1999. His salary will remain at $575,000 during 2004. In 2003, Mr. Dunkel’s target annual incentive award was equal to 100% of salary, with 50% of the target award tied to actual versus planned earnings per share (EPS), 25% tied to Kforce’s stock price relative to peers, and 25% tied to individual Management Business Objectives (MBOs). During 2003, Mr. Dunkel earned a bonus of $977,500, or 170% of salary. Mr. Dunkel’s bonus was comprised of $546,250 for achievement of 190% of the EPS target, $287,500 for achievement of 200% of the stock price target, and $143,750 for achievement of 100% of the MBO target. Mr. Dunkel received the maximum payout achievable under the stock price component, as Kforce ranked first among industry peers in total shareholder return for the one year period.

In January 2003, Mr. Dunkel was granted 190,000 stock options, which vest ratably over three years. He also received 50,439 shares of restricted stock which vest two years from the date of grant. These grants were consistent with Kforce’s award guidelines for the year. Prospectively, these grant levels are likely to change in accordance with performance results, competitive practice and Kforce’s compensation strategy.

The Compensation Committee believes that the guiding principles of Kforce’s executive compensation program will allow it to attract, motivate and retain quality executives who will deliver shareholder value. While specific program features will likely change, the Compensation Committee will continue to govern its decisions based on the principles as outlined in this report to Kforce’s shareholders.

Submitted by the Compensation Committee

Todd W. Mansfield (Chairman)

W.R. Carey, Jr.

Ralph E. Struzziero

KFORCE STOCK PRICE PERFORMANCE GRAPH

The following graph is a comparison of the cumulative total returns for Kforce common stock as compared with the cumulative total return for the Nasdaq Stock Market (U.S.) Index and the average performance of a group consisting of our peer corporations on a line-of-business basis. The cumulative return was computed by dividing the difference between the price of Kforce common stock at the end and the beginning of the measurement period (December 31, 1998 to December 31, 2003) by the price of Kforce common stock at the beginning of the measurement period. The total return calculations are based upon an assumed $100 investment on December 31, 1998. The comparisons in the graph below are based on historical data and are not intended to forecast the possible future performance of Kforce common stock.

	End of Year
	1998	1999	2000	2001	2002	2003
Kforce Inc.	100.0	60.4	13.8	28.3	19.0	42.0
Nasdaq Stock Market (Composite)	100.0	185.6	112.7	89.0	60.9	91.4
Industry Peer Group	100.0	117.7	99.0	85.2	66.2	86.5

Industry Peer Group

CDI Corp.

CIBER, Inc.

Hall, Kinion & Associates, Inc.

Kelly Services, Inc.

Kforce Inc.

Manpower Inc.

MPS Group, Inc.

On Assignment, Inc.

Robert Half International Inc.

Spherion Corporation

SHAREHOLDER PROPOSALS

Shareholders interested in presenting a proposal for consideration at our Annual Meeting of Shareholders in 2005 may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 and our bylaws. To be eligible for inclusion, shareholder proposals must be received by Kforce’s Corporate Secretary no later than January 3, 2005. The Board will review any proposal from eligible shareholders that it receives by that date and will determine whether any such proposal will be included in our proxy materials for 2005.

In addition, the proxy solicited by the Board for the annual meeting of shareholders in 2005 will confer discretionary authority to vote on any shareholder proposal presented at that meeting, unless we are provided with written notice of such proposal by March 19, 2005.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by shareholders, proxies in the enclosed form returned to us will be voted in accordance with the judgment of the proxy holder.

The material referred to in this proxy statement under the captions “Proposal on Which You May Vote – Information About the Board of Directors and Committees – Audit Committee,” “Kforce Stock Price Performance Graph,” “Compensation Committee Report on Executive Compensation,” and “Audit Committee Report” shall not be deemed soliciting material or otherwise deemed filed, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by any general statement of incorporation by reference in any filings made under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Only one copy of this proxy statement, and the accompanying Annual Report, is being delivered to shareholders who share an address, unless we have received contrary instructions by one or more of the shareholders. We will promptly deliver a separate copy of this proxy statement and the accompanying Annual Report to any shareholder at a shared address to which a single copy of those documents has been delivered upon the written or oral request from that shareholder. Written requests should be mailed to William L. Sanders, Corporate Secretary, Kforce Inc., 1001 East Palm Avenue, Tampa, Florida 33605. Oral requests may be made by calling Kforce Investor Relations at (813) 552-5000. Any shareholder sharing a single copy of the proxy statement and Annual Report who wishes to receive a separate mailing of our proxy statement and Annual Report in the future and shareholders sharing an address and receiving multiple copies of our proxy statement and Annual Report who wish to share a single copy of those documents in the future should also notify us at the foregoing address.

DETACH HERE

KFORCE INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 15, 2004

The undersigned hereby appoints WILLIAM L. SANDERS and MICHAEL BLACKMAN, or either of them, each with full power of substitution and revocation, as the proxy or proxies of the undersigned, to represent the undersigned and vote all shares of the common stock of Kforce Inc. that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Kforce Inc., to be held at Kforce’s corporate headquarters located at 1001 East Palm Avenue, Tampa, Florida, on June 15, 2004, at 9:00 a.m., Eastern Time, and at any adjournments thereof, upon the matters set forth on the reverse side and more fully described in the Notice and Proxy Statement for the meeting and, in their discretion, upon all other matters that may properly come before the meeting.

The Annual Meeting may be held as scheduled only if a majority of the shares outstanding are represented at the meeting by attendance or proxy. Accordingly, please complete this proxy, and submit it promptly by mail (using the enclosed envelope), by telephone, or over the Internet.

The shares of Kforce Inc. common stock covered by this proxy will be voted in accordance with the choices made. When no choice is made, this proxy will be voted FOR all listed nominees for director, and as the proxyholders deem advisable on such other matters as may properly come before the meeting.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

KFORCE INC.

C/O EQUISERVE TRUST COMPANY, N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-by-Internet	OR	Vote-by-Telephone
Log on to the Internet and go to http://www.eproxyvote.com/kfrc		Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark votes as in this example.	#ROM

KFORCE INC.

1.	Election of Directors. Nominees:			2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments of the Annual Meeting.
	Class I	(01) Richard M. Cocchiaro, (02) Elaine D. Rosen, (03) Ralph E. Struzziero, and (04) Howard W. Sutter
		FOR ALL NOMINEES ☐ ☐	WITHHELD FROM ALL NOMINEES

☐

For all nominees except as noted on the line above by specifying the number next to the name of such nominee.

Mark box at right if you will attend the Annual Meeting. ☐

Mark box at right for address change and note change at left. ☐

NOTE: Please date and sign exactly as your name appears on your shares. If signing for estates, trusts, partnerships, corporations or other entities, your title or capacity should be stated. If shares are held jointly, each holder should sign.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

Signature:	Date:	Signature:	Date: